Exhibit 99.1

August 17, 2009

Mr. Samyak Veera
Chairman of the Board of Directors
New Frontier Energy, Inc.
1789 W. Littleton Boulevard
Littleton, Colorado 80120

Dear Mr. Veera:

        Subject to acceptance of the terms below, I hereby resign from the positions of Director, Chief Financial Officer, Treasurer and Secretary of New Frontier Energy, Inc. (the “Company”) as of 17 August, 2009.

        For purposes of that certain Employment Agreement (the “Agreement”) effective as of March 1, 2009 between the Company and me, this resignation shall be deemed to be Termination by Mutual Agreement, covered under Section 8a of the Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Agreement. Notwithstanding anything to the contrary, the Company agrees to the following:

(i) the Company shall pay to Employee within 10 days an amount equal to the sum of (1) Employee’s Base Salary accrued, but unpaid, as of the date of termination; and (2) un-reimbursed expenses accrued to the date of termination. The Company shall also pay to Employee three (3) months salary. The additional three (3) months salary shall be paid over a three (3) month period in accordance with the Company’s standard payroll practices and be subject to the usual required withholdings.

(ii) the Company will promptly provide the Company’s stock transfer agent with letters allowing Employee to remove the restrictive legend from the 172,069 common shares held by Employee.

(iii) if Employee elects COBRA coverage, Employee shall continue to receive following Employee’s Date of Termination the medical, prescription drug, dental and/or health care flexible spending account coverage Employee had in place before Employee’s Date of Termination (or generally comparable coverage) pursuant to Employee’s COBRA elections. This coverage will be for Employee and, where applicable. Employee’s spouse or domestic partner and dependents, under similar rights afforded to employees of the Company generally, until July 31, 2010, and the Company will reimburse the Employee for the costs of COBRA to the extent and in the amount the Company would have paid for the Employee’s medical, prescription drug, dental and/or health care flexible spending account coverage (or generally comparable coverage) were the Employee still employed.

        After July 31, 2010, the Employee shall bear the full costs of any COBRA coverage.

        If this resignation is accepted, then concurrent with the resignation, I elect COBRA coverage.

This Agreement may be executed in several counterparts, and as so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to any other original or the same counterpart. Facsimile signatures are acceptable

        If the Company agrees to the terms above, please so indicate by signing below.

Sincerely.

Les Bates

Accepted and Agreed For and on behalf of New Frontier Energy, Inc. Samyak Veera Chairman of the Board of Directors